                                                                    EXHIBIT 10.2


                        2002 UNITED STATES MARINE REPAIR
                             KEY EMPLOYEE BONUS PLAN


PURPOSE

U.S.M.R is committed to reducing costs, increasing productivity, and eliminating waste through improved planning, execution of objectives, and communication both within the company and with our customer. The bonus plan is designed to reward Key employees who meet and exceed the established objectives. As company performance improves through their control of costs and increased EBITDA while reducing Company debt, these employees are rewarded through the Key bonus plan as described in this document.

ADMINISTRATION AND ELIGIBILITY

The Bonus Plan will be administered by the Vice President of Human Resources and directed by a Bonus Committee comprised of the C.E.O. and Chief Operating Officer. Key employees are identified by the C.E.O. as employees critical to company performance. Key employees are identified as Key 1 and Key 2, which determines their bonus eligibility.

BONUS AWARDS

The bonus targets are established by the C.E.O. at the beginning of each fiscal year and approved by the Board of Directors (see attached). The Bonus is based upon an EBITDA target which is established for the Corporation, but each Division of USMR has a targeted EBITDA level. The Debt Reduction target is established for all divisions based upon corporate goals. The bonus targets are Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA) and Debt Reduction (includes long term and short term debt). Bonus awards are a percentage of annual salary based upon the EBITDA performance of the company in both of the bonus target areas. Individual performance or divisional performance may affect the planned bonus percentage as determined by the Bonus Committee.

BONUS PROCEDURE

At the completion of the fiscal year, the Chief Financial Officer will provide the financial results of the company in the targeted bonus areas. Claim revenues arising after the effective date of the plan will be included in EBITDA either in the year the job is performed or in the year the claim revenue is actually received as determined by the Bonus Committee. Based upon the approved schedule of bonus percentages that was established in January of the year, the plan administrator will prepare a bonus pay out schedule for the Chief Executive Officer's review. The Chief Operating Officer and President of U.S.M.R. will recommend any changes to the amounts based upon Key employee performance and the C.E.O. will give final approval.

PAYMENT OF BONUS

No Bonus will be paid unless the Company attains a threshold level of EBITDA and/or Debt Reduction. An interim payment of up to 80% of the expected bonus may be paid during the last quarter of the year based on the discretion of the Bonus Committee.

EXTRAORDINARY EVENTS

The Bonus Committee may either postpone or eliminate bonus payments under this plan when payment of the bonus might endanger the Company's financial capability to perform contracts. Examples of extraordinary events include the occurrence of catastrophic losses after the end of the year or an overall loss for the Corporation. The targets are subject to change based upon changed cash flow targets due to divestitures or acquisitions.



------------------------------------      ------------------------------------
Approved                                  Date

                           UNITED STATES MARINE REPAIR
                          KEY EMPLOYEE BONUS PLAN 2002


========================================================================================================
            ANNUAL              KEY 1             KEY 2                  DEBT PAYDOWN
            EBITDA*             BONUS             BONUS                       BONUS
========================================================================================================
            $30M                 10%               10%                      2002 KEY DEBT
            $31M                 20%               20%                  REDUCTION BONUS PLAN
            $32M                 30%               23%             DEBT PAYMENT BONUS TO BE PAID ON
            $33M                 40%               25%           ACHIEVING $20M IN DEBT REDUCTION. IF
            $34M                 50%               33%        ACHIEVED, THIS WILL RESULT IN AN ADDITIONAL
            $36M                 60%               40%                  20% BONUS PAYMENT.
            $38M                 70%               50%
            $40M                 80%               60%
            $42M                 88%               68%
            $44M                 95%               75%
            $45M                100%               80%
            $47M                110%               90%
            $49M                115%               95%


          /s/ B. Edward Ewing 11-8-01        /s/ Alexander J. Krekich  11-08-2001
         -----------------------------       -------------------------------------
          B. EDWARD EWING      DATE           ALEXANDER J. KREKICH      DATE


                         EXECUTIVE WELLNESS PROGRAM 2002

The Executive Wellness Program has been renewed for the calendar year of 2002. This program allows participants to be reimbursed up to $1200 per year for approved costs associated with wellness, physical fitness, preventative health care and stress reduction that are not covered by the Company's health plans.

Specific program service should have the prior approval of the Vice President of Human Resources. The following provides examples of programs that are intended to be covered.

-  PHYSICAL FITNESS: equipment, health clubs, and other fitness programs.

- WELLNESS PROGRAMS: dietitian consultations, programs for weight control and cessation programs for smoking.

- PREVENTATIVE HEALTH CARE: physical examinations and medical testing relative to health risk appraisal, nutritional counseling including cholesterol control, and other such programs.

- STRESS REDUCTION: stress, relaxation and anger management programs and other means to accomplish these results.

Reimbursement for approved expenses is limited to $1200 a year. Costs of unused funds can not be "carried over" to the following year. A year is defined as the period for January 1 through December 31.

                                   PROCEDURE:

1. An eligible employee should obtain prior approval for the expense from the Vice President of Human Resources.

2. If a dispute exists between the eligible employee and the Vice President of Human Resources with regards to the event meeting the intent of the program, the Chief Operating Officer will resolve the issue.

3. The company provides an Executive Wellness reimbursement form, which requires the eligible employee to attach a receipt for the services or other event and submit to the Vice President of Human Resources for approval.

4. The Vice President of Human Resources will submit the approved expense report to the appropriate divisional accounting department for payment.

5. It is the responsibility of the Human Resources department to maintain a record of approved expenses.


--------------------------------          ------------------------------
Approved                                  Date

                        2001 UNITED STATES MARINE REPAIR
                SALARIED BONUS PROGRAM - SUMMARY PLAN DESCRIPTION

                   SALARY GRADES 1 THROUGH 9 AND 11 THROUGH 19

PURPOSE

U.S.M.R. and all of its divisions are committed to reducing costs, increasing productivity and eliminating waste through improved planning, execution of objectives, and communication both within the company and with our customer. The bonus plan is designed to reward those employees who help us accomplish these objectives. As company performance improves, salaried employees are rewarded through the incentive bonus plan described in this document.

ADMINISTRATION AND ELIGIBILITY

The Bonus Plan will be administered by the Vice President of Human Resources and directed by a Bonus Committee comprised of the Chief Operating Officer, Chief Financial Officer, President U. S.M. R. West, and the Vice President of Human Resources. All salaried employees in each division are eligible to receive bonuses on the portion of their base salary earned while working in the division provided that the service requirement of 1000 hours has been met. Any employee who resigns or is terminated prior to award of bonus is not eligible for the bonus.

BONUS AWARDS

The bonus to be paid is based upon the financial performance criteria established at the beginning of the year for each division. Prior to the fiscal year, the Bonus Committee will establish a Threshold, Expected, Stretch and Maximum EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) target for the division. Based upon the targeted EBITDA for the division, a bonus will be paid if the target is achieved. Final bonus awards will also incorporate an evaluation of employee performance(degreE)AS determined by the annual employee rating and ranking of employees within the division. The targeted bonus amounts for employees are based upon company performance. A pro rata amount will be determined if the financial performance is between threshold and maximum:

       SALARY GRADES                THRESHOLD                   MAXIMUM
       -------------                ---------                   -------
      7 to 9 or 17 to 19                3%                          15%
      4 to 6 or 14 to 16                2%                          10%
      1 to 3 or 11 to 13                1%                           5%
      1 to 3 San Diego                  1%                         7.5%

BONUS PROCEDURE

If the maximum bonus is achieved, a special bonus fund of 10% of the division's accrual will be added to the pool for special bonus payments. It is the responsibility of the managing Vice President or Director to make recommendations to the divisional Presidents for reductions in an employee's targeted bonus payment or recommendations on who should be considered for a special bonus payment. These recommendations will be based on the employee's annual rating and ranking within the division. An employee may receive a reduction from the targeted bonus including no bonus, if performance, as evaluated by the divisional compensation committee, is below expected performance levels. It is expected that the majority employees with satisfactory performance will receive the targeted bonus. Any bonus money that is reduced from an employee's bonus will be added to the special bonus pool. The respective Presidents of USMR West and East will determine all special bonus awards and amount of awards. The special bonuses awarded cannot exceed the special bonus pool for the division. If the Maximum target is not met, all unawarded funds will be returned to the Company's general funds and no special bonus pool will be established. The final approval of all bonus payments is the responsibility of the C.O.O.

PAYMENT OF BONUS

No bonus pool will be declared unless the Company attains a threshold level of EBITDA. An interim payment of up to 90% of the expected bonus may be paid during the last quarter of the year based on the discretion of the Bonus Committee.

EXTRAORDINARY EVENTS

The Bonus Committee may either postpone or eliminate bonus payments under this plan when payment of the bonus might endanger the Company's financial capability to perform contracts. Examples of extraordinary events include the occurrence of catastrophic losses after the end of the year or an overall loss for the Corporation. The targets are subject to change based upon changed cash flow targets due to divestitures or acquisitions.


------------------------------------      -----------------------------------
Approved                                  Date

                               U.S. MARINE REPAIR
                             PROJECT BONUS PLAN 2002

1.0   PURPOSE:

      1.1 A Division may establish a Project Bonus Plan for individual fixed priced contracts if the appropriate criteria are met. The purpose of the bonus program is to encourage employees to reduce costs, rework, overtime, control man-hours on the project, create a safe working environment and other criteria to improve performance as determined by the division.

2.0   DEFINITIONS:

      2.1 USMR Bonus Committee: Chief Operating Officer, President USMR West, Chief Financial Officer, VP Finance USMR West, and Vice President Human Resources USMR.

3.0   CRITERIA:

      3.1   Fixed Price projects.

      3.2   Exceeds 20,000 hours prior to the commencement of work.

      3.3 Management believes that opportunities to improve financial and job performance exist on the project.

4.0   PROCEDURE:

      4.1 The Divisional Bonus Committee will develop a recommended schedule for bonus payments to employees based upon Recovery Rate or net profit on the job. The bonus will be a target that is inclusive of a bonus payment and recalculated overtime premium for hourly employees. The bonus plan will be based upon the BET criteria established for the job and will exclude changes in indirect rates. A predetermined set of criteria that will provide a reasonable bonus opportunity for identified employees will be prepared. Bonus payments will not be considered until the job is profitable or meets and exceeds the targeted Recovery Rate or targeted net profit.

      4.2 The Vice President of Operation will provide a list of those employees eligible for a bonus on the project.

      4.3 The Vice President of Finance will review the calculations and make a recommendation to accept or change the bonus payment schedule.

      4.4 The Divisional Manager of Human Resources will review the plan and make recommendations for approval or a change to the plan based upon policy.

      4.5 The Divisional Bonus Committee will approve the final bonus plan and forward a copy of the approved plan to the Manager of Human Resources.

      4.6 The Vice President of Human Resources and Divisional Managers of Human Resources will administer the plan and bonus payments.

5.0   ELIGIBILITY AND BONUS CALCULATION:

      5.1 The bonus payment schedule should be approved prior to the commencement of work on the job.

      5.2 To be eligible for a bonus payment, an employee must work 40 hours on the job and be eligible based upon the list of eligible jobs provided by the Vice President of Operations.

      5.3 Any employee, who resigns or is discharged for cause prior to the bonus payment being made, will not receive a bonus.

      5.4 An employee will earn a bonus on all hours direct charged to the job at an equivalent of one hour whether it is straight time or overtime or a percentage of the bonus payment based upon time spent on the project depending upon the bonus plan type.

      5.5 For all share bonus plans an employee's charged hours will be multiplied by the employee's hourly rate to determine the number of bonus shares the employee has earned. For all net profit bonus plans, the straight time earnings on the job will be used in calculating the bonus. For all flat rate bonus plans, the hours worked on the project will be used to determine the percent of bonus an employee is eligible to earn.

      5.6 The bonus payment is calculated by multiplying an employee's bonus shares times the pay out rate as determined by the final Recovery Rate or net profit for the job. In plans that have flat bonus amounts, hours are used to determine the percentage of bonus an employee will earn

      5.7 Any exceptions to this plan must have the prior approval of the USMR Bonus Committee. The Project Bonus plan is administered at the sole discretion of the Company and may be changed or cancelled at any time by management.


------------------------------------      --------------------------------
Approved                                  Date

                     PROJECT EFFICIENCY INCENTIVE PLAN 2002
                              SAN FRANCISCO DRYDOCK

Specified below are the criteria for the Project Efficiency Incentive Program for our ship managers. The weighting percentage for each of the criterion is also noted. This would also be applicable to the Director of Operations. However, for that position he would receive one half of the bonus amount that each ship manager receives.

      1. Revenue on a specific project that is above 6% profit. This will be on a progressive scale that establishes a threshold monetary incentive, expected monetary incentive, stretch monetary incentive and a maximum monetary incentive. For specific projects that are bid at less than 6% profit, the monitory incentive threshold will be adjusted accordingly - (50% weighting).

      2. In addition to the above, other factors that will be taken into consideration include the following:

            A.    Size of Project - (10% weighting)

            B.    Duration of the project - (5% weighting)

            C.    Level of effort - (15% weighting)

            D.    Complexity of project - (10% weighting)

            E.    Manpower difficulties - (5% weighting)

            F.    Estimating deficiencies - (5% weighting)

      3. Project bonus potential will be tied to the amount of gross revenue for the project (i.e. for every $1,000,000 of gross revenue, there is a potential for $2,000.00 bonus).

      4. The criteria listed in paragraphs 1 and 2 will be applied to the potential bonus amounts as specified in paragraph 3, in order to determine the precise bonus for each project. This will be determined as follows:

            A. The precise project bonus amount will be determined by evaluating on a 1 to 5 scale (i.e. 1 - lowest score and 5 - highest score) each of the relevant criteria. The scores will be totaled using the above specified weighting.

            B. Depending on the specified project parameters, some of the above specified criteria may or may not be applicable. In this circumstance, the criteria that are not applicable will not be evaluated and; therefore, not counted when totaling the evaluation.

            C. The total evaluation score will be used as a multiplier to the potential project bonus amount as specified in paragraph 3, in order to determine the precise project bonus amount (i.e. total evaluation score of .90 x $5,000 potential bonus = $4,500.00 project bonus).



---------------------------------         -----------------------------------
Approved                                  Date

                        PROJECT MANAGEMENT INCENTIVE PLAN
                             COST PLUS PROGRAM 2002

1.  PURPOSE:

This plan is designed to encourage key employees to improve performance on Cost Contracts for the benefit of the Customer and Southwest Marine by:

      a.  Maximizing Program Performance evaluation scores above 95%.

      b.  Maximizing Revenue growth to the contract.

      c.  Reducing overtime.

Individuals eligible for participation are key people who through their individual and collective performance enable the Cost Plus Program to improve performance. The above-identified variables are similar to those used in the senior management plan. This is not a ship by ship plan, but rather a plan that encompasses all efforts of the entire year for the Cost Plus Program and will be paid on a quarterly basis. Those eligible for the plan have been identified by Senior Management as indicated in the Table below.

2.  PROCEDURE AND BONUS CALCULATION

The Bonus Paid is the equivalent of all eligible personnel based upon the total number of shares divided into the Bonus Pool. The Bonus Pool will be determined on a quarterly basis and 90% of the Bonus Pool will be distributed at the end of each quarter. In the last quarter, 100% of the remaining Bonus Pool will be paid.

Each eligible employee will receive a portion of the bonus pool based upon the three criteria listed below and the jobs' ability to impact the performance of each identified criterion. See below:

----------------------------------------------------------------------------------------------
CRITERIA             %     JOB    JOB    JOB   JOB    JOB   JOB    JOB    JOB    JOB    JOB
                   VALUE    1      2      3     4      5     6      7      8      9     10
----------------------------------------------------------------------------------------------
1.  AWARD FEE
SCORE (ROS)         25%     E      E      E     E      E     E      E      E      E     2/3E
----------------------------------------------------------------------------------------------
2. REVENUE
GROWTH              75%     E      E      E     E      E     E      E                   2/3E
----------------------------------------------------------------------------------------------


Job 1/ Program Manager 100% Share, Job 2/Lead&Ship Superintendent 100% Share, Job 3/Craft Department Head 100% Share, Job4/Contracts Supervisor 100% Share, Job 5/Contracts Coordinator 100% Share, Job 6/Asst. Contracts Coordinator 100% Share, Job 7/Cost Analyst Supv&SubContracts Mgr. 100% Share, Job 8/Cost Analyst 25% Share, Job 9/Sub Contracts Administrators 25% Share, Job 10/Asst. Trainee Ship Supt.67% Share

The value of a bonus share is determined by dividing the bonus pool for the quarter by the number of eligible shares as indicated above. Each eligible individual will receive a bonus payment based upon their percentage of bonus share eligibility.

The bonus pool will be determined by metrics established by the Finance and approved by the Sr. VP Operations and President-USMR West according to the three bonus criteria identified for this plan.

Any employee who did not work in the program for the entire quarter of the year will receive a pro-rated bonus, based upon the time spent in the program. Persons leaving the project in good standing shall continue to participate in the plan based upon the pay out amount earned prior to their departure date. Persons who quit the project, or are dismissed for cause prior to the bonus pay out immediately cease to participate in the plan, forfeiting any bonus.



/s/ Monty Dickinson                       1/11/02
---------------------------------         -----------------------------------
Approved                                  Date

                          2002 CASH VELOCITY BONUS PLAN
                          SOUTHWEST MARINE - SAN DIEGO

PURPOSE:

   Increase the velocity of receipt of cash to decrease the need for increased money supply or debt. By increasing the velocity of cash, the Company will reduce the need for borrowing and accelerate the generation of free cash. The additional free cash will allow for accelerated debt reduction or to apply for other purposes as deemed appropriate by senior USMR Management. Through accelerated debt reduction, the worth of the enterprise is further enhanced through Value Creation.

POLICY:

1. The Bonus Committee will meet prior to the beginning of the fiscal year and will determine eligible employees based upon those jobs that directly impact the cash flow and receipt of cash. The eligible employees will be given full or partial bonus shares based upon the ability of the employees' performance and the nature of the employees' position to accelerate cash receipts and improve cash flow.

2. The Finance department will establish a baseline using data from fiscal years 2000 and 2001 to measure the cost of capital. The cost of capital analysis will include: line of credit usage costs and the benefit of internal cash generation. All data will be measured on a daily basis. The term Credit Cost includes both the cost of credit (borrowings - whether from Bank Lines or Internal Company) and cost savings from the generation of free cash.

3. The Finance department will prepare this analysis with a Targeted Credit Cost for the 2002 - year based upon the analysis of 2000 and 2001 and present it to the Bonus Committee for approval.

4. A determination of the Annual Credit Cost Savings will be determined at year-end by subtracting the Actual Credit Cost from the Targeted Credit Cost.

5. The Bonus Committee and the Vice President of Human Resources will determine the Bonus Pool by establishing a percentage of the Annual Credit Cost Savings to be distributed to eligible employees.

6. A Bonus Share value will be determined by dividing the total number of bonus shares into the Bonus Pool.

7. As is the case with all Bonus programs and individual bonus may be increased or decreased based upon individual performance at the sole discretion of the Bonus Committee.

 8. This Bonus Program is a pilot program and if it produces little or no value then at the sole discretion of the Bonus Committee, it may be cancelled without bonus payment.

/s/ Monty Dickinson                       1/11/02
------------------------------            -----------------------------------
Approved                                  Date